                                                              EXHIBIT (k)(1)(ii)

                            ADMINISTRATION AGREEMENT

     Agreement made as of June 1, 2010 between INVESCO VAN KAMPEN SENIOR LOAN FUND (f/k/a Van Kampen Senior Loan Fund), a Massachusetts business trust
(the "Fund"), and INVESCO ADVISERS, INC., a Delaware corporation (the "Administrator")

     WHEREAS, the Fund intends to operate as a closed-end management investment company, and is so registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

     WHEREAS, the Fund wishes to retain the Administrator to provide certain administrative services to the Fund, under the terms and conditions stated below, and the Administrator is willing to provide such services for the compensation set forth below;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein, the parties agree as follows"

1. Appointment. The Fund hereby appoints the Administrator to administrator the Fund, and the Administrator accepts such appointment and agrees that it will furnish the services set forth in paragraph 2 below.

2. Services and Duties of the Administrator. Subject to the supervision of the Fund's Board of Trustees (the "Board"), the Administrator will:

          (a) Monitor the provisions of the loan agreements and any agreements with respect to participations and assignments and be responsible for recordkeeping with respect to senior loans in the Fund's portfolio;

          (b) Prepare all reports required to be sent to Fund shareholders, and arrange for the printing and dissemination of such reports to shareholders;

          (c) Arrange for the dissemination to shareholders of the Fund's proxy materials and oversee the tabulation of proxies by the Fund's transfer agent;

          (d) Negotiate the terms and conditions under which custodian services will be provided to the Fund and the fees to be paid by the Fund to its custodian (which may or may not be an affiliate of the Fund's investment adviser), in connection therewith;

          (e) Negotiate the terms and conditions under which dividend disbursing services will be provided to the Fund, and the fees to be paid by the Fund in connection therewith; review the provision of dividend disbursing services to the Fund;

          (f) Determine the amounts available for distribution as dividends and distributions to be paid by the Fund to its Shareholders; prepare and arrange for the printing of dividend notices to Shareholders; and provide the Fund's dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement the Fund's dividend reinvestment plan;

          (g) Make sure reports and recommendations to the Board as the Board reasonably requests or deems appropriate; and

          (h) Provide shareholder services to holders or potential holders of the Fund's securities including but not limited to responding to shareholder requests for information.

3. Public Inquiries. The Fund and the Administrator agree that the Administrator will not be responsible for replying to questions or requests for information concerning the Fund from Shareholders, brokers or the public. The Fund will inform the Administrator of the party or parties to whom any such questions or requests should be directed, and the Administrator will refer such questions and requests to such party or parties.

4. Compliance with the Fund's Governing Documents and Applicable Law. In all matters relating to the performance of this Agreement, the Administrator will act in conformity with the Declaration of Trust, By Laws and registration statement of the Fund and with the directions of the Board and Fund executive officers and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations.

5. Services Not Exclusive. The Administrator's services hereunder are not deemed to be exclusive, and the Administrator is free to render administrative or other services to other funds or clients so long as the Administrator's services under this Agreement are not impaired thereby.

6. Compensation. For the services provided and expenses assumed by the Administrator under this Agreement, the Fund will pay the Administrator a fee, accrued daily and paid monthly, at the annualized rate of .25% of the Fund's average daily net assets. This fee shall be net of any amounts paid to the Administrator under that certain Master Administrative Services Agreement between the parties.

7. Limitation of Liability of the Administrator. The Administrator will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or its shareholders in connection with the performance of its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.

8. Limitation of Liability of the Trustees and Shareholders of the Fund. Pursuant to the provisions of Article V, Section 5.5. of the Declaration of Trust as amended or restated as of the date hereof, this Agreement is entered into by the Board not individually, but as trustees under such Declaration of Trust and the obligations of the Fund hereunder are not binding upon any such trustees or Shareholders of the Fund, but bind only the trust estate.

9. Duration and Termination. This Agreement will become effective upon the date hereabove written and shall continue in effect thereafter until terminated without penalty by the Administrator or the Fund upon 30 days' written notice to the other and shall automatically terminate in the event of its assignment as that term in defined in the 1940 Act.

10. Amendment of the Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

11. Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the 1940 Act. To the extent that the applicable laws of the Commonwealth of Massachusetts conflict with the applicable provisions of the 1940 Act, the latter shall control.

12. Miscellaneous. The caption in the Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designed below as of the day and year first above written.

ATTEST:                                    INVESCO VAN KAMPEN SENIOR LOAN FUND

By: /s/ Stephen R. Rimes                   By: /s/ John M. Zerr
    ---------------------------                ---------------------------
Name: Stephen R. Rimes                     Name: John M. Zerr
Title: Assistant Secretary                 Title: Senior Vice President
Date: June 1, 2010                         Date: June 1, 2010

ATTEST:                                    INVESCO ADVISERS, INC

By: /s/ Stephen R. Rimes                   By: /s/ Todd L. Spillane
    --------------------------                 ---------------------------
Name: Stephen R. Rimes                     Name: Todd L. Spillane
Title: Assistant Secretary                 Title: Senior Vice President
Date: June 1, 2010                         Date: June 1, 2010